Exhibit 10.6

RTI SURGICAL, INC.

NONQUALIFIED STOCK OPTION AGREEMENT

FOR

JONATHON M. SINGER

1.    Grant of Option. RTI SURGICAL, INC., a Delaware corporation (the “Company”) hereby grants, as of September 18, 2017 (“Date of Grant”), to Jonathon M. Singer (the “Optionee”) an option (the “Option”) to purchase up to 306,900 shares of the Company’s common stock (the “Shares”), at an exercise price per share equal to the closing price of the Company’s common stock on the Nasdaq Stock Market on the Date of Grant, as set forth on Schedule 1 attached to this Agreement (the “Exercise Price”). The Option shall be subject to the terms and conditions set forth herein. The Option is being granted pursuant to the RTI Surgical, Inc. 2015 Incentive Compensation Plan, as may be amended from time to time (the “Plan”), which is incorporated herein for all purposes. The Option is a Non-Qualified Stock Option and not an Incentive Stock Option. The Optionee hereby acknowledges receipt of a copy of the Plan and agrees to be bound by all of the terms and conditions hereof and thereof and all applicable laws and regulations.

2.    Definitions. Unless otherwise provided herein, terms used herein that are defined in the Plan and not defined herein shall have the meanings attributed thereto in the Plan.

3.    Exercise Schedule. Except as otherwise provided in Sections 6 or 9 of this Agreement, in the Plan or in the Employment Agreement between the Company and the Optionee, dated September 15, 2017, as thereafter amended from time to time (the “Employment Agreement”), the Option is exercisable in installments as provided below, which shall be cumulative. To the extent that the Option has become exercisable with respect to a number of Shares as provided below, the Option may thereafter be exercised by the Optionee, in whole or in part, at any time or from time to time prior to the expiration of the Option as provided herein. The following table indicates each date (the “Vesting Date”) upon which the Optionee shall be entitled to exercise the Option with respect to the number of Shares granted as indicated beside the date, provided that the Continuous Service of the Optionee continues through and on the applicable Vesting Date:

Number of Shares	Vesting Date
0	Any date prior to the first anniversary of the Grant Date.

102,300	The first day following any 60 Day Period (as defined below) during the Exercise Period on which the Average Stock Price per share is equal to or greater than $7.00 (to be adjusted for any stock splits during the Exercise Period).

102,300	The first day following any 60 Day Period during the Exercise Period on which the Average Stock Price per share is equal to or greater than $8.00 (to be adjusted for any stock splits during the Exercise Period).

102,300	The first day following any 60 Day Period during the Exercise Period on which the Average Stock Price per share is equal to or greater than $9.00 (to be adjusted for any stock splits during the Exercise Period).

By way of example, if the Company’s stock price per share is at $5.00 throughout all of calendar year 2018, but then increases to $9.50 on January 2, 2019 and is at or above that same price for 60 days and such 60th day is March 3, 2019, all 225,000 shares of common stock subject to the Option shall vest on March 4, 2019.

For purposes of this Section 3: (I) “60 Day Period” means any period of 60 consecutive calendar days on which the Company’s common stock trades on the Nasdaq Stock Market and (II) “Average Stock Price” is calculated by averaging the closing price of the Company’s common stock for each trading day that occurs during the 60 Day Period (for calendar days during the 60 Day Period that are not trading days, the closing price on such days shall be deemed to be the closing price on the most recent previous trading day) (e.g., the closing price on a Saturday will be deemed to equal the closing price on Friday, the day before).

Except as otherwise specifically provided herein or in the Employment Agreement, there shall be no proportionate or partial vesting in the periods prior to each Vesting Date, and all vesting shall occur only on the appropriate Vesting Date. Upon the termination of the Optionee’s Continuous Service, any unvested portion of the Option shall terminate and be null and void.

4.    Method of Exercise. The vested portion of this Option shall be exercisable in whole or in part in accordance with the exercise schedule set forth in Section 3 hereof by written notice which shall state the election to exercise the Option, the number of Shares in respect of which the Option is being exercised, and such other representations and agreements as to the holder’s investment intent with respect to such Shares as may be required by the Company pursuant to the provisions of the Plan. Such written notice shall be signed by the Optionee and shall be delivered in person or by certified mail to the Secretary of the Company. The written notice shall be accompanied by payment of the Exercise Price. This Option shall be deemed to be exercised after both (a) receipt by the Company of such written notice accompanied by the Exercise Price and (b) arrangements that are satisfactory to the Compensation Committee of the Board of Directors of the Company (the “Committee”) in its sole discretion have been made for Optionee’s payment to the Company of the amount, if any, that is necessary to be withheld in accordance with applicable Federal or state withholding requirements. No Shares shall be issued pursuant to the Option unless and until such issuance and such exercise shall comply with all relevant provisions of applicable law, including the requirements of any stock exchange upon which the Shares then may be traded.

5.    Method of Payment. Payment of the Exercise Price shall be by any of the following, or a combination thereof, at the election of the Optionee: (a) cash; (b) check; or (c) to the extent permitted by the Committee, with Shares owned by the Optionee, or the withholding of Shares that otherwise would be delivered to the Optionee as a result of the exercise of the Option; or (d) such other consideration or in such other manner as may be determined by the Committee in its absolute discretion.

6.    Termination of Option.

(a)    General. Any unexercised portion of the Option shall automatically and without notice terminate and become null and void at the time of the earliest to occur of the following:

(i)    three months after the date on which the Optionee’s Continuous Service is terminated other than by reason of (A) by the Company or a Related Entity for Cause (as defined in the Employment Agreement ), (B) a Disability of the Optionee as determined by a medical doctor satisfactory to the Committee, (C) the death of the Optionee, (D) Optionee’s Retirement (as defined below) or (E) by the Optionee without Good Reason before October 2, 2020 (as defined in the Employment Agreement);

(ii)    immediately upon the termination of the Optionee’s Continuous Service (A) by the Company or a Related Entity for Cause or (B) by the Optionee without Good Reason before October 2, 2020;

(iii)    twelve months after the date on which the Optionee’s Continuous Service is terminated by the Optionee on account of his or her Retirement (as defined below);

(iv)    twelve months after the date on which the Optionee’s Continuous Service is terminated by reason of a Disability as determined by a medical doctor satisfactory to the Committee;

(v)    twelve months after the date of termination of the Optionee’s Continuous Service by reason of the death of the Optionee;

(vi)    the tenth (10th) anniversary of the date as of which the Option is granted.

For purposes of this Agreement, “Retirement” shall mean the date on which the Optionee voluntarily terminates his or her Continuous Service with the Company and its Related Entities on or after both (A) attaining age sixty (60) and (B) completing at least five (5) years of Continuous Service with the Company and its Related Entities.

(b)    Cancellation. To the extent not previously exercised, (i) the Option shall terminate immediately in the event of (A) the liquidation or dissolution of the Company, or (B) any reorganization, merger, consolidation or other form of corporate transaction in which the Company does not survive or the Shares are exchanged for or converted into securities issued by another entity, or an affiliate of such successor or acquiring entity, unless the successor or acquiring entity, or an affiliate thereof, assumes the Option or substitutes an equivalent option or right pursuant to Section 10(c) of the Plan, and (ii) the Committee in its sole discretion may by written notice (“cancellation notice”) cancel, effective upon the consummation of any transaction that constitutes a Change in Control, the Option (or portion thereof) that remains unexercised on such date. The Committee shall give written notice of any proposed transaction referred to in this Section 6(b) a reasonable period of time prior to the closing date for such transaction (which notice may be given either before or after approval of such transaction), in order that the Optionee may have a reasonable period of time prior to the closing date of such transaction within which to exercise the Option if and to the extent that it then is exercisable (including any portion of the Option that may become exercisable upon the closing date of such transaction). The Optionee may condition his exercise of the Option upon the consummation of a transaction referred to in this Section 6(b).

7.    Transferability. Unless otherwise determined by the Committee, the Option granted hereby is not transferable otherwise than by will or under the applicable laws of descent and distribution, and during the lifetime of the Optionee the Option shall be exercisable only by the Optionee, or the Optionee’s guardian or legal representative. In addition, the Option shall not be assigned, negotiated, pledged or hypothecated in any way (whether by operation of law or otherwise), and the Option shall not be subject to execution, attachment or similar process. Upon any attempt to transfer, assign, negotiate, pledge or hypothecate the Option, or in the event of any levy upon the Option by reason of any execution, attachment or similar process contrary to the provisions hereof, the Option shall immediately become null and void. The terms of this Option shall be binding upon the executors, administrators, heirs, successors and assigns of the Optionee.

8.    No Rights of Stockholders. Neither the Optionee nor any personal representative (or beneficiary) shall be, or shall have any of the rights and privileges of, a stockholder of the Company with respect to any Shares purchasable or issuable upon the exercise of the Option, in whole or in part, prior to the date on which the Shares are issued.

9.    Acceleration of Exercisability of Option.

(a)    Acceleration Upon Certain Terminations or Cancellations of Option. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, (i) the Option is terminated pursuant to Section 6(b)(i) hereof, or (ii) the Company exercises its discretion to provide a cancellation notice with respect to the Option pursuant to Section 6(b)(ii) hereof.

(b)    Acceleration Upon Change in Control. This Option shall become immediately fully exercisable in the event that, prior to the termination of the Option pursuant to Section 6 hereof, and during the Optionee’s Continuous Service, there is a “Change in Control”, as defined in Section 9(b) of the Plan.

(c)    Exception to Acceleration Upon Change in Control. Notwithstanding the foregoing, if in the event of a Change in Control the successor company assumes or substitutes for the Option, the vesting of the Option shall not be accelerated as described in Section 9(b). For the purposes of this paragraph, the Option shall be considered assumed or substituted for if following the Change in Control the Option or substituted option confers the right to purchase, for each Share subject to the Option immediately prior to the Change in Control, on substantially the same vesting and other terms and conditions as were applicable to the Option immediately prior to the Change in Control, the consideration (whether stock, cash or other securities or property) received in the transaction constituting a Change in Control by holders of Shares for each Share held on the effective date of such transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding shares); provided, however, that if such consideration received in the transaction constituting a Change in Control is not solely common stock of the successor company or its parent or subsidiary, the Committee may, with the consent of the successor company, or its parent or subsidiary, provide that the consideration to be received upon the exercise or vesting of the Option will be solely common stock of the successor company or its parent or subsidiary substantially equal in Fair Market Value to the per share consideration received by holders of Shares in the transaction constituting a Change in Control. The determination of such substantial equality of value of consideration shall be made by the Committee in its sole discretion and its determination shall be conclusive and binding.

10.    Clawback.

(a)    The Company may: (x) cause the cancellation of the Option, (y) require reimbursement with respect to the Option, and (z) effect any other right of recoupment of equity or other compensation provided under this Agreement or otherwise in accordance with any Company policies generally applicable to the Company’s officers and/or directors that currently exist or that may from time to time be adopted or modified in the future by the Company to the extent required to comply with applicable law (each, a “Clawback Policy”), provided that the following conditions are satisfied: (1) there is an accounting restatement of the Company’s financial statements or results; and (2) the restatement results from a noncompliance by the Company with any requirements under or related to the federal securities laws that is material, injurious to the Company or was the result of actions with bad intent. In such an event, the claw back will be in an amount of up to the total economic gain from any stock-based grants within the five-year period preceding the restatement. By accepting the Option, the Optionee agrees to be bound to any existing or future Clawback Policy adopted by the Company, or any amendments that may from time to time be made to the Clawback Policy in the future by the Company, as required to comply with applicable laws or stock exchange requirements, and is further agreeing that all of the Optionee’s equity awards may be unilaterally amended by the Company, without the Optionee’s consent, to the extent that the Company in its discretion determines to be necessary or appropriate to comply with any Clawback Policy to the extent required to comply with applicable laws or stock exchange requirements.

(b)    If the Optionee, without the consent of the Company, while employed by or providing services to the Company or after termination of such employment or service, violates a non-competition, non-solicitation or non-disclosure covenant or agreement or otherwise violates the Company’s Corporate Governance Guidelines, Code of Conduct and Ethics, Code of Ethics for the Chief Executive Officer and Senior Financial Officer or any other corporate governance materials specified by the SEC or exchange on which common stock of the Company is listed, then, if such violation is material and injurious to the Company, or was the result of actions with bad intent, (i) any outstanding, vested or unvested, earned or unearned portion of the Option may, at the Committee’s discretion, be canceled and (ii) the Committee, in its discretion, may require the Optionee or other person to whom any payment has been made or shares or other property have been transferred in connection with the Option to forfeit and pay over to the Company, on demand, all or any portion of the gain (whether or not taxable) realized upon the exercise of the Option.

11.    No Right to Continued Employment. Neither the Option nor this Agreement shall confer upon the Optionee any right to continued employment or service with the Company.

12.    Law Governing. This Agreement shall be governed in accordance with and governed by the internal laws of the State of Delaware.

13.    Interpretation / Provisions of Plan Control. This Agreement is subject to all the terms, conditions and provisions of the Plan, including, without limitation, the amendment provisions thereof, and to such rules, regulations and interpretations relating to the Plan adopted by the Committee as may be in effect from time to time. If and to the extent that this Agreement conflicts or is inconsistent with the terms, conditions and provisions of the Plan, the Plan shall control, and this Agreement shall be deemed to be modified accordingly. The Optionee accepts the Option subject to all of the terms and provisions of the Plan and this Agreement. The undersigned Optionee hereby accepts as binding, conclusive and final all decisions or interpretations of the Committee upon any questions arising under the Plan and this Agreement, unless shown to have been made in an arbitrary and capricious manner.

14.    Notices. Any notice under this Agreement shall be in writing and shall be deemed to have been duly given when delivered personally or when deposited in the United States mail, registered, postage prepaid, and addressed, in the case of the Company, to the Company’s Secretary at 11621 Research Circle, Alachua, Florida 32615, or if the Company should move its principal office, to such principal office, and, in the case of the Optionee, to the Optionee’s last permanent address as shown on the Company’s records, subject to the right of either party to designate some other address at any time hereafter in a notice satisfying the requirements of this Section.

[Signature page follows]

IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the 18 day of September, 2017.

COMPANY:

RTI SURGICAL, INC.

By:	/s/ Paul Montague
	Name:	Paul Montague
	Title:	Vice President of Human Resources

The Optionee acknowledges receipt of a copy of the Plan and represents that he or she has reviewed the provisions of the Plan and this Option Agreement in their entirety, is familiar with and understands their terms and provisions, and hereby accepts this Option subject to all of the terms and provisions of the Plan and the Option Agreement. The Optionee further represents that he or she has had an opportunity to obtain the advice of counsel prior to executing this Option Agreement.

Dated: September 18, 2017	OPTIONEE:

	By:	/s/ Jonathon M. Singer
Jonathon M. Singer

SCHEDULE 1

EXERCISE PRICE

Closing Price Per Share
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Initials:

RTI SURGICAL INC.:

RECIPIENT: